UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Willbros Group, Inc.
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WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2013

To the Stockholders of

WILLBROS GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Delaware corporation (the “Company”), will be held at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027, on May 21, 2013, at 8:30 a.m., local time, for the following purposes:

1.	To elect three Class II directors for three-year terms;

2.	To conduct an advisory vote on executive compensation;

3.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 1, 2013, the record date for the 2013 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

Houston, Texas

April 16, 2013

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be Held on May 21, 2013:

Stockholders may view this proxy statement, our form of proxy and our 2012 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2013

SOLICITATION AND REVOCATION OF PROXIES

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 21, 2013, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 16, 2013, to stockholders of record on April 1, 2013.

If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or by telephone, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:

•	“FOR” the election of all of the nominees for directors listed below;

•	“FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”); and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.

A stockholder giving a proxy, whether by mail, Internet or telephone, may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, by a later-dated vote by Internet or by telephone, or by attending the Annual Meeting and voting in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained MacKenzie Partners Inc. to aid in the solicitation of proxies. For those services, we will pay MacKenzie Partners a fee of $15,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE

Stockholders of record at the close of business on April 1, 2013, will be entitled to vote at the Annual Meeting. As of April 1, 2013, there were issued and outstanding 49,172,173 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast for or against each nominee; abstentions do not count as votes for or against the director’s election. Abstentions on the other proposals will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange Rules to vote shares on certain routine matters when their customers do not provide voting instructions. However, on other matters (including Proposals One and Two) when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that the New York Stock Exchange rules have changed and an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so your vote can be counted.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors (the “Board of Directors”) shall consist of not less than three or more than 12 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at ten. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class II directors (Messrs. McNabb, Sluder and Williams) will expire at the Annual Meeting. The terms of the current Class III directors (Messrs. Berry, Jenkins and Lonergan) and Class I directors (Messrs. Harl, DiPaolo and Lebens) will expire at the annual meetings of stockholders to be held in 2014 and 2015, respectively. A vacancy currently exists in Class III.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated John T. McNabb, II, Robert L. Sluder and S. Miller Williams for election as Class II directors. Messrs. McNabb, Sluder and Williams, who currently serve as Class II directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class II director for a term expiring at the annual meeting of stockholders in 2016 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. McNabb, Sluder and Williams. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended, the “Stockholder Agreement”) with InfrastruX Holdings, LLC (“InfrastruX”). Pursuant to the Stockholder Agreement, Michael C. Lebens and Daniel E. Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order to elect that nominee in an uncontested election. All of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director that failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class II Directors with Terms Expiring May 2016)

John T. McNabb, II, age 68, has served as non-executive Chairman of the Board since September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is Vice Chairman of Investment Banking at Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, a position he assumed on June 30, 2011. Prior to joining Duff & Phelps, he was founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., an investment and merchant banking firm that provided financial advisory services to middle market companies throughout the United States, for 19 years. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. He has served on the boards of seven public companies, including Hiland Partners, LP, Warrior Energy Services Corporation, Hugoton Energy Corporation and Vintage Petroleum, Inc. and currently serves on the board of Continental Resources, Inc. as Lead Director. Mr. McNabb earned both his undergraduate and MBA degrees from Duke University.

Mr. McNabb’s service as a partner in two independent exploration and production companies, and his extensive experience leading management teams and serving as a financial advisor to energy industry companies enables him to chair our Board of Directors with respect to industry matters. Mr. McNabb’s significant prior and current service on the boards of numerous public and private companies, including his prior service on the Company’s Audit Committee as one of our audit committee financial experts, and his extensive knowledge of the petroleum industry, finance, corporate governance and oversight matters ideally suit him to serve as Chairman of the Board.

Robert L. Sluder, age 62, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 61, was elected to the Board of Directors in May 2004. In April 2011, he became Chief Operating Officer and Chief Financial Officer of LinkBermuda Ltd, a telecommunications services company based in Bermuda. Mr. Williams served as Executive Vice President – Finance and Administration of Soltherm Energy LLC, a renewable energy company from August 2009 to April 2011. He has been Managing Director of Willvest, LLC, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President—Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund. He is a former director of eLEC Communications Corp.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to serve as Chairman of the Audit Committee of the Board of Directors.

Directors Continuing in Office

Class III

(Term Expires May 2014)

William B. Berry, age 60, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the boards of directors of Nexen Inc. since December 2008 and Teekay Corp. since June 2011.

Mr. Berry’s extensive engineering background and his three decades of operational experience as a senior executive with a fully-integrated multinational energy company enable him to provide a significant contribution to our Board of Directors. His extensive industry experience also contributes valuable insight into all areas of the day-to-day operation of our businesses.

Charles W. Jenkins, III, age 62, was appointed to the Board of Directors in July 2012. He is the former Senior Vice President and Chief Operating Officer of Oncor Electric Delivery Company LLC, the largest electric utility in the State of Texas, a position from which he retired after 40 years with Oncor or one of its affiliates. During his tenure with Oncor, Mr. Jenkins held various engineering, management and executive positions, the most recent of which was responsible for engineering, construction, maintenance and repair of Oncor’s transmission and distribution system as well as labor relations, vegetation management and environmental, health and safety matters.

Mr. Jenkins brings extensive power industry knowledge to our Board of Directors. His prior service with Oncor and service on various boards and committees, including the Electric Reliability Council of Texas, the Association of Edison Illuminating Companies, the North American Reliability Corporation Operating and Planning Committees, the North American Transmission Forum Steering Committee, the Edison Electric Institute Transmission Committee where he served as Chairman, and the Electric Power Research Institute Power Delivery Executive Advisory Committee, enable him to provide substantial input regarding the power industry.

Daniel E. Lonergan, age 56, was elected to the Board of Directors in July 2010. Mr. Lonergan is a Senior Managing Director and founding member of Tenaska Capital Management and has more than 25 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages two power and energy-focused private equity funds which have approximately $4 billion in assets under management. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Mr. Lonergan serves on the Investment Committee of Tenaska Capital Management and the Board of Stakeholders of Tenaska Energy, Inc. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan earned both his undergraduate and M.B.A. degrees from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industry provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our Audit Committee financial experts.

Class I

(Term Expires May 2015)

Robert R. Harl, age 62, was elected to the Board of Directors and President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years’ experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004, when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006. In October 2010, Mr. Harl relinquished the role of Chief Operating Officer prior to another officer’s promotion to Chief Operating Officer.

As the current President and CEO of the Company, Mr. Harl provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Harl brings to the Board of Directors considerable management and leadership experience, and extensive knowledge of the international energy industry and our business, especially as it relates to engineering, procurement and construction.

Edward J. DiPaolo, age 60, was elected to the Board of Directors in May 2009. Mr. DiPaolo joined Duff & Phelps Corporation, a global independent provider of financial advisory and investment banking services, as a Senior Advisor when that firm acquired Growth Capital Partners, L.P. on June 30, 2011. He served as an Energy Partner at Growth Capital Partners, L.P., an investment and merchant banking firm, from 2003 to June 2011. Mr. DiPaolo has over 27 years’ experience with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, he was the North American Regional Vice President and Far East Regional Vice President within Halliburton. In these roles, Mr. DiPaolo was responsible for overall operations of Halliburton Energy Services’ North American and Far East operations. He currently serves on the board of directors of the following SEC reporting companies: Evolution Petroleum Corporation and Edgen Murray Corporation, as well as several private company boards, including Bourland & Leverich Holdings LLC. He has also served on the boards of Superior Well Services, Inc., Boots & Coots, Inc. (where he also served as interim Chairman of the Board) and Innicor Subsurface Technologies Inc. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering from West Virginia University in 1976 and serves on the Advisory Board for the West Virginia University College of Engineering.

Mr. DiPaolo’s engineering background, along with his extensive business development experience, knowledge of our customer base, and service on numerous public and private company boards, enable him to provide a significant contribution to matters related to our operations and board governance. His executive leadership and industry experience provide in-depth business, financial and strategic knowledge that strengthens our Board of Directors. He has the necessary experience with respect to corporate governance matters to serve as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

Michael C. Lebens, age 61, was elected to the Board of Directors in May 2011. Mr. Lebens is a member of the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company, and retired as President and Chief Executive Officer of Tenaska’s Engineering and Operations Group on August 1, 2012. During his tenure with Tenaska, Mr. Lebens had oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 6,700 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Between 1990 and 2012, Mr. Lebens directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 36 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission and Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters related to our engineering operations.

One Board position in Class III remains vacant.

Corporate Governance

The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value. Our commitment to sound, independent oversight is demonstrated by the composition of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996. In 2007, the Board of Directors determined that it was good corporate governance practice to appoint an independent director to serve as Chairman of the Board. In September 2007, Mr. McNabb, an independent director, was named to such position.

The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Berry, DiPaolo, Jenkins, Lebens, Lonergan, McNabb, Sluder and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. Berry, DiPaolo, Lebens,

McNabb, Sluder and Williams, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the SEC. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Arlo B. DeKraai, who served as a director until his retirement on June 20, 2012, was not considered to be independent because of his former employment as a senior executive of the Company.

In reviewing the independence of Mr. Lonergan in light of the transactions discussed below under the caption “Certain Relationships and Related Transactions – Transactions with Related Persons,” the Board of Directors considered whether his indirect relationship with the Company as an officer of a group of affiliated companies that do business with Willbros would impair his independence. The Board of Directors, with Mr. Lonergan abstaining, affirmatively determined that Mr. Lonergan is independent notwithstanding such relationship for several reasons, including the following:

•	As an officer of a company for which we are performing engineering and construction services, Mr. Lonergan does not stand to benefit personally from the relationship.

•	The transactions, which are undertaken in the ordinary course of business, are all the product of arms length negotiations and are conducted on terms that are no less favorable than those that would be included in a transaction with an unrelated third party.

•	The dollar amount of the transactions is immaterial as to us.

•	The transactions will not impair the judgment of Mr. Lonergan to act in the best interests of Willbros.

In reviewing the independence of Mr. Jenkins in light of the transactions discussed below under the caption “Certain Relationships and Related Transactions – Transactions with Related Persons,” the Board of Directors considered whether his indirect relationship with the Company as an officer of a company that does business with Willbros prior to his appointment as a member of the Board of Directors would impair his independence. The Board of Directors, with Mr. Jenkins abstaining, affirmatively determined that Mr. Jenkins is independent notwithstanding such relationship for several reasons, including the following:

•	As a result of his retirement as an officer and his retention of a very small equity interest in a company for which we are performing construction and maintenance services, Mr. Jenkins does not stand to benefit personally from the relationship.

•	The transactions, which are undertaken in the ordinary course of business, are all the product of arms length negotiations and are conducted on terms that are no less favorable than those that would be included in a transaction with an unrelated third party.

•	The transactions will not impair the judgment of Mr. Jenkins to act in the best interests of Willbros.

Board Meetings and Attendance. The Board held eight meetings during the year ended December 31, 2012. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served. In addition, the Board of Directors took action three times during 2012 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors who were serving as directors at that time attended the 2012 annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. Until September 2007, we operated under the traditional U.S. board leadership structure with our Chief Executive Officer also serving as Chairman of the Board. In light of certain investigations of former Willbros executives, the Board of Directors determined that an independent leader with the ability to evaluate whether management is acting strictly in the best interest of the Company would better serve our stockholders, and protect stockholders from future management actions that could harm stockholders.

As the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the roles of Chairman and Chief Executive Officer provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for:

•	providing leadership to the Board of Directors and facilitating communication among the directors;

•	setting the board meeting agendas in consultation with the Chief Executive Officer;

•	presiding at board meetings, executive sessions and stockholder meetings; and

•	facilitating the flow of information between management and the directors on a regular basis.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has eight independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and Executive Committee are jointly responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit and Executive Committees as well as the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the Committees and identifies our independent directors:

Name	Executive	Audit	Compensation	Nominating/ Governance	Independent Director
William B. Berry	X		X		X
Edward J. DiPaolo		X		X*	X
Robert R. Harl	X
Charles W. Jenkins, III				X	X
Michael C. Lebens			X	X	X
Daniel E. Lonergan	X	X			X
John T. McNabb, II	X				X
Robert L. Sluder			X*		X
S. Miller Williams		X*		X	X

*	Denotes Committee Chairman.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters which are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters which are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving the Company.

The Executive Committee held two meetings during 2012.

Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Williams and Lonergan. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that will serve each year as independent auditor of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:

•	review the scope and results of the audit with the independent auditor;

•	review with management and the independent auditor our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditor and consider the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held 11 meetings during 2012.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”) and the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”). In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2012, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held seven meetings during 2012.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com under the “Governance” caption on the “Investor Relations” page. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held six meetings during 2012.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to diversity of race, gender or national origin.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (3) a statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors. Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Other Matters—Proposals of Stockholders” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things, (i) attract, motivate and retain highly-talented executives, (ii) link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors, and (iii) encourage executives to consider the impact of decisions to drive our short-term and long-term success. We believe that our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. Our executive compensation program has allowed us to attract and build a leadership team which is focused on our business objectives, has repositioned our Company for growth and helped achieve many of our 2012 objectives as noted in “Overview” under “Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2013. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2013. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2013.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

New and Former Independent Auditors

During the first half of 2011, we solicited bids for audit services for 2011 from several independent auditors, including Grant Thornton LLP, our existing auditor at the time. As a result of this process and following careful deliberation, the Audit Committee approved the engagement of PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2011 and to perform procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ending June 30, 2011. The engagement of PwC was effective on May 25, 2011. On the same date, Grant Thornton was notified that it had been dismissed as our independent registered public accounting firm.

The reports of Grant Thornton on our consolidated financial statements for fiscal years 2010 and 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report dated March 14, 2011 on our consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, contained a separate paragraph stating that:

“We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2011 expressed an adverse opinion and exclusion of Utility T&D segment.”

The Audit Committee discussed with representatives of Grant Thornton the material weakness in internal controls, as described below.

During the years ended December 31, 2010 and 2009 and the subsequent interim period through May 25, 2011, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.

In connection with its audits for the years ended December 31, 2010 and 2009 and through May 25, 2011, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that a material weakness in our internal control over financial reporting was identified as described below.

Management identified a material weakness related to compliance with the established estimation process at our subsidiary in Canada. Management determined that project cost estimations were not prepared in sufficient detail to properly analyze job margin and management review was not thorough and did not include follow through on issues from prior month estimates. These operating deficiencies resulted in a failure to identify four loss contracts in a timely manner as of December 31, 2010. This oversight was subsequently identified by the Canadian management team during the monthly review process for January 2011 and February 2011. The full amount of the approximately $19.2 million of estimated project operating losses is reflected in our financial statements for the year ended December 31, 2010. Management assessed the potential impact of this error on prior quarters and noted that work on these loss contracts did not have substantial progress until the fourth quarter of 2010. Management also reviewed the estimated costs at completion calculations for other significant contracts and determined that this deficiency was confined to these loss contracts.

In response to this material weakness, management implemented additional monitoring controls over the established control environment that is already in place. This material weakness was remediated during 2011.

We did not consult with PwC during fiscal years 2009 or 2010 or during any subsequent interim period prior to May 25, 2011 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor was oral advice provided that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by PwC for 2012 and 2011. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2012	2011
Audit fees	$2,051,000	$2,081,400
Audit-related fees	—	33,478
Tax fees	—	—
All other fees	35,100	15,300

Total	$2,086,100	$2,130,178

Audit fees for 2012 and 2011 fees consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

Audit-related fees for 2011 consisted of consulting services rendered in connection with our preparation of certain required multi-employer plan disclosures.

Fees for all other services for 2012 and 2011 consisted of attest work associated with state licensing and reporting requirements as well as annual subscription fees for research software.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2013, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
U.S. Bank, N.A., as custodian for Infrastrux Holdings, LLC	7,963,590	(2)	16.2
Wells Fargo & Company	4,018,358	(3)	8.2
BlackRock, Inc.	2,545,988	(4)	5.2
Robert R. Harl	700,675	(5)	1.4
Van A. Welch	306,289	(6)	*
James L. Gibson	130,158	(7)	*
Jerrit M. Coward	124,968	(8)	*
Peter W. Arbour	63,642	(9)	*
Michael J. Giarratano	51,533	(10)	*
J. Robert Berra	55,162	(11)	*
John T. McNabb, II	119,950		*
Robert L. Sluder	41,145		*
William B. Berry	55,278		*
Edward J. DiPaolo	29,234		*
S. Miller Williams	21,207	(12)	*
Daniel E. Lonergan	0	(13)	*
Michael C. Lebens	0	(14)	*
Charles W. Jenkins, III	4,412		*
All executive officers and directors as a group (13 people)	1,596,958	(15)	3.2

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon exercise of an option or upon vesting of a restricted stock unit within 60 days of February 28, 2013, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Information is as of May 24, 2012, and is based on the Form 4 dated May 29, 2012, which was filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P., Tenaska PF G, LLC and Tenaska PF, Inc. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 1044 North 115th Street, Suite 400, Omaha, Nebraska 68154. Except for 27,272 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.

(3)

Information is as of December 31, 2012, and is based on the Schedule 13G/A dated March 28, 2013, which was filed by Wells Fargo & Company (“Wells Fargo”) and Wells Capital Management Incorporated (“Wells Capital”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for Wells Capital is 525 Market Street, 10th Floor, San Francisco, California 94105. Of the shares shown, Wells Fargo has shared voting power over 3,514,151 shares and shared dispositive power over 4,018,358 shares and Wells Capital has shared voting power over 1,163,212 shares and shared dispositive power over 3,477,091 shares.

(4)

Information is as of December 31, 2012, and is based on the Schedule 13G dated February 4, 2013, which was filed by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(5)	Includes 100,000 shares subject to stock options which are currently exercisable, 114,444 restricted stock units that vest within 60 days and 486,240 shares held in a family limited partnership.
(6)	Includes 50,000 shares subject to stock options which are currently exercisable and 8,875 restricted stock units that vest within 60 days.
(7)	Includes 8,979 restricted stock units that vest within 60 days.
(8)	Includes (a) 10,000 shares subject to stock options which are currently exercisable, (b) 202 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Coward and (c) 5,489 restricted stock units that vest within 60 days.
(9)	Includes 4,437 restricted stock units that vest within 60 days.
(10)	Information is as of August 25, 2012, the effective date of Mr. Giarratano’s resignation from us.
(11)	Information is as of July 18, 2012, the date of Mr. Berra’s resignation from us.
(12)	Includes 5,000 shares subject to stock options which are currently exercisable.
(13)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.” Mr. Lonergan also serves as a director and officer of TPF Power, Inc., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(14)	Mr. Lebens was appointed as a director of the Company following the Company’s 2011 Annual Meeting pursuant to the Stockholder Agreement. See “Certain Relationships and Related Transactions – Stockholder Agreement.”
(15)	For specific information on each of the listed individuals, see footnotes (5) through (9) and (12) through (14).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2012 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executive Officers,” “Named Executives” or “NEOs.”

Overview

In 2012, the Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) continued to focus on aligning compensation with stockholders’ interests by establishing predetermined strategic and financial goals as part of our short-term and long-term incentive plans. These goals included many areas which are critical to improving the Company’s overall financial and operational performance, including improvements in adjusted operating income and margin, reductions in leverage ratio and strong safety performance. The Committee further strengthened the efficacy of its performance incentives by introducing segment-level performance targets for those Named Executives with primary responsibility for managing the Company’s segments. The Committee continued to align the interests of its executives with stockholders by employing relative total stockholder return as the most heavily weighted metric under its long-term incentive program.

The Company had several significant achievements in 2012, including:

•	We made significant progress on our objective to turn around the performance of our strategic but underperforming businesses that were negatively affecting our results, including downstream engineering and our Texas utility distribution business.

•	Our upstream engineering business, our engineering, procurement and construction, or “EPC” business, and our pipeline integrity business, as well as our field services work in Canada performed as planned, or better than expected.

•	In March 2012, we entered into a settlement agreement with West African Gas Pipeline Company Limited to settle a major piece of litigation, which eliminated trial risk and enabled us to avoid significant additional expense for trial and likely appeal.

•	We successfully completed a 30-month monitorship at the end of which the Department of Justice appointed monitor certified that our anti-bribery compliance program, including our policies and procedures, is appropriately designed and implemented. This led to the April 2, 2012 dismissal, with prejudice, of the criminal information filed against us in 2008 as part of a deferred prosecution agreement.

Compensation Highlights

In recent years, the Committee has continued to focus on strengthening the link between executive pay and Company performance. The following is a summary of compensation best practices employed by the Company:

Best Practice Considerations	Our Practice
Ratio of performance-based compensation to overall compensation	Approximately 85 percent of our CEO’s compensation is performance-based

Rigor of performance goals	Our Management Incentive Compensation Program and our performance-based long-term incentive (“LTI”) awards for 2012 each required substantial improvement over the prior year under each of the operational and financial performance metrics in order for any payout to occur

No single trigger change of control severance in severance plans and employment agreements	All change of control severance provisions in our severance plans and employment agreements for our Named Executives provide for a double trigger, which requires a change of control and the involuntary termination of the executive’s employment or resignation for “good reason”

No excessive perquisites or gross-ups	We provide limited perquisites and do not provide any gross-up rights to our Named Executives

No egregious pension/supplemental executive retirement plan	We do not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits

No executives using company stock in hedging or pledging activities	All of our directors, Named Executives and other employees are prohibited by Company policy from using Company stock in hedging arrangements and from holding Company stock in a margin account or otherwise pledging Company stock

Clawback policy	The Company has a clawback policy in place

Stock Ownership and Retention Policy	Our Stock Ownership and Retention policy requires our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards

No repricing/replacement of underwater equity grants	We do not permit the repricing or replacement of underwater equity grants such as underwater stock options or stock appreciation rights

As mentioned earlier, the compensation program for our NEOs and other key executives is primarily focused on incentive compensation. The average mix of fixed versus variable (bonus and/or LTI) compensation, at target, for our NEOs was as follows:

The long-term incentive component of target total compensation for our NEOs, other than Mr. Harl, represented only 16 percent of the total in 2012, compared to 37 percent in 2011. This decrease reflects the lower price of the Company’s common stock on the grant date for the 2012 long-term incentive awards compared to 2011 and the unacceptable level of dilution that would have resulted from long-term incentive awards at levels similar to prior years. Assuming our stock price continues to strengthen, the Committee expects that the long-term incentive component will comprise a significantly higher percentage of target total compensation in future years, and a majority of target total compensation will again be variable.

Committee Consideration of the 2012 Stockholder Vote on Executive Compensation for 2011

We conducted our second advisory vote on executive compensation last year at our May 2012 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executives, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2012 annual meeting of stockholders. At this meeting, more than 83 percent of the votes cast on the say-on-pay proposal were in favor of our Named Executives’ compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Committee reviews all elements of the CEO’s compensation. The Committee also approves non-CEO executive compensation, approves and administers incentive compensation plans and equity-based plans and monitors compliance of directors and executive officers with Company stock ownership and retention programs. Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants and internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

Since August 2009, the Committee has retained Mercer to serve as its independent consultant. Mercer provides executive and director compensation consulting services to the Committee, regularly attends Committee meetings, reports directly to the Committee on matters relating to compensation for our Named Executives, and participates in executive sessions without Named Executives present. Mercer provides advice and analysis to the Committee on design and level of executive and director compensation. In connection with their services to the Committee, Mercer works with executive management and the Corporate Human Resources Management group to formalize proposals for the Committee. The Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation Philosophy and Objectives

As a leading provider of construction, engineering and maintenance services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide our Company in establishing all of our compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should incentivize and reward short- and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation.

•	Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of well-qualified executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our Company.

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation, while also considering stockholder dilution or “burn rate” concerns with respect to equity incentive awards.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level which is designed to be competitive with compensation paid to similarly situated executives of companies comprising a peer group of publicly traded companies that have similar financial and operating characteristics and service markets similar to ours.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2012 compensation, the peer group consisted of the following 14 companies in the construction and engineering, oil and gas equipment and services, electrical transmission and distribution services and environmental and facilities services industries (the “2012 Peer Group”):

Chicago Bridge & Iron Co.	McDermott International
Dycom Industries	MYR Group
Exterran Holdings, Inc.	Pike Electric
Foster Wheeler	Quanta Services
Granite Construction	Team Inc.
MasTec	Tetra Tech, Inc.
Matrix Service Company	Tutor Perini

In selecting the 2012 Peer Group, the Committee considered various peer selection criteria, including: industry in which the company operates, company size (with specific focus on revenue), markets served, market value, market value to revenue ratio, and total assets. In addition, the Committee considered the competitive market for talent and gave special consideration to those companies from which we may recruit talent or to which we may lose talent.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objectives	Key Features
Base Salary	• Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	• Reviewed annually to ensure our compensation is competitive • Annual salary adjustments based on performance and the market

Annual Cash Incentives

•  Link pay to performance by directly tying bonuses to Company’s business objectives

•  Align management with stockholders’ interests by rewarding achievement of annual performance metrics

•  Reinforce corporate values through shared performance objectives

•  Performance measures set at levels to incentivize achievement of annual objectives

•  Reviewed annually in relation to current market data and approved by the Committee

•  Funded through the achievement of an annual performance measure

Long-term Incentives

•  Motivate high performance by providing an opportunity for executives to share in long-term wealth creation

•  Link pay to performance and align management with stockholders’ interests by directly tying payouts

• Portion of annual LTI grant tied to performance (100% for CEO; 33% for most NEOs) • Performance period is one year but earned awards vest in equal increments over three years

	to achievement of performance measures as well as performance of Company’s stock	• Service-based awards vest in increments over a period of three or four years

Benefits and Perquisites	• Attract and retain individuals by offering market competitive benefits and perquisites	• Reviewed periodically to ensure they are competitive with the market • Minimal amount of perquisites provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the Named Executives.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2012 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

The base salary of our President and CEO (Mr. Robert R. Harl) was $900,000 for 2012, which was unchanged from 2011. The other Named Executives received no increase in their base salaries for 2012, with the exception of Mr. Jerrit Coward. Mr. Coward’s base salary was increased from $355,000 to $410,000 effective June 1, 2012 in recognition of his increased responsibilities after we reorganized our business segments in January 2012 and combined most of the operations of our former Upstream Oil & Gas and Downstream Oil & Gas segments into a new Oil & Gas segment under Mr. Coward’s leadership.

Performance-Based Incentive Compensation

Management Incentive Compensation (“MIC”) Program. Annual cash incentive awards for key employees are determined in accordance with our MIC Program, in which each of our Named Executives participates. The award opportunity established for the 2012 MIC Program, as a percent of base salary, was as follows:

Position	Minimum	Threshold	Target	Maximum
CEO	0%	50%	100%	150%
Other NEOs	0%	25%	50%	100%

These levels were either established based on the terms of the executive’s employment agreement (e.g., Mr. Harl and Mr. Robert Berra, our former Executive Vice President, Sales & Marketing) or based on median practices in our peer group. It should be noted that the award opportunities for Messrs. Harl and Berra were also consistent with the median practices in our peer group.

Financial and operational performance measures may be comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component. The Committee believes that operating and safety performance and a strong balance sheet are critical to the Company’s future success. Accordingly, for 2012, the Committee chose to use Adjusted Operating Income, Adjusted Operating Margin, reduction in the Total Recordable Incident Rate, or “TRIR Reduction,” Leverage Ratio, Adjusted Days Sales Outstanding, or “Adjusted DSO,” and Personal Performance as the performance measures for our MIC Program at the corporate level. Information for each performance measure and its weighting in the bonus determination follows:

Performance Measure	Rationale/Definition	Weighting
Adjusted Operating Income	An important measure of our earnings power from ongoing operations. Adjusted Operating Income for purposes of the MIC Program consists of operating income from continuing operations, adjusted for certain unusual items	50 percent

Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	10 percent

TRIR Reduction	An important measure of our safety performance	10 percent

Leverage Ratio	An important measure of our ability to meet our financial obligations	10 percent

Adjusted DSO	An important measure of our efficiency in collecting receivables	10 percent

Personal Performance	Individual metrics designed to capture an executive’s personal contribution to meeting our strategic, financial and operational goals	10 percent

The Committee discussed the 2012 MIC Program performance measures and goals over the course of several meetings. When determining performance ranges for each goal, the Committee first considered our 2011 performance and the 2012 budget approved by our Board of Directors. The Committee then focused discussions on the appropriate balance between our ability to achieve various performance levels and the appropriate amount of stretch performance to build into each goal. In each case, the Committee set the threshold-level goal to require an improvement over prior year performance in order to receive any payout under the MIC Program.

The specific MIC Program performance measures at the corporate level and the Company’s performance in relation to those measures were as follows:

		($000s)
Performance Measure	Threshold	Target	Maximum	Actual
Adjusted Operating Income	$18,996	$37,962	$56,988	$13,460
Adjusted Operating Margin	1%	2%	3%	0.71%
TRIR Reduction	9%	18%	27%	40.5%
Leverage Ratio	3.25	3.00	2.50	3.48
Adjusted DSO	74	70	66	68.5

In 2012, the Committee established similar performance measures at the segment level for those Named Executives with segment level responsibility with respect to each of the Adjusted Operating Income and Margin, TRIR Reduction and Adjusted DSO metrics. For those Named Executives with segment level responsibility, the potential award was split evenly between performance at the corporate level and performance at the segment level. Michael Giarratano, who previously served as President of the Company’s Utility T&D segment, resigned in 2012 and was not eligible for a bonus. Accordingly, Mr. Coward, who served as President of the Company’s Oil & Gas segment during 2012, was the only Named Executive for whom segment level targets were applied.

The specific MIC Program performance measures at the Oil & Gas segment level and the segment’s performance in relation to those targets were as follows:

		($000s)
Performance Measure	Threshold	Target	Maximum	Actual
Segment Adjusted Operating Income	$16,421	$24,631	$36,947	$17,348
Segment Adjusted Operating Margin	1.7%	2.5%	3.8%	1.4%
Segment TRIR Reduction	0%	5%	10%	(1.1)%
Segment Adjusted DSO	60	56	52	71

For 2012, the Committee also incorporated a mechanism whereby 90 percent of the MIC Program award pool for achievement of the financial and operational performance metrics was funded out of a percentage of Adjusted Operating Income in excess of the threshold amount. Adjusted Operating Income for 2012 was $13.5 million, which was under the level to provide funding for MIC Program awards. Accordingly, even though the Company achieved maximum performance on the TRIR Reduction metric and above-target performance on the Adjusted DSO metric at the corporate level as well as above-threshold performance on the Adjusted Operating Income metric at the Oil & Gas segment level, no bonuses were paid for 2012, with two exceptions. First, bonuses were paid at slightly above the target level for Mr. Harl and between the threshold and target levels for the other Named Executives with respect to 10 percent of the MIC Program reserved for personal performance, which is not subject to the funding pool described above. Second, in recognition of the critical importance of, and exceptional improvement in, the Company’s safety performance in 2012 at the corporate level, the Committee elected to pay bonuses at the maximum or “Challenge,” level with respect to the TRIR Reduction metric, representing 10 percent of the overall bonus opportunity.

The following table shows the threshold, target and maximum bonus opportunity for each of the Named Executives, and the amounts that were paid as bonuses for 2012 in respect of personal performance and the TRIR Reduction metric:

Name	Threshold Bonus Opportunity	Target Bonus Opportunity	Maximum Bonus Opportunity	Amount Earned
Robert Harl	$450,000	$900,000	$1,350,000	$240,000
Van Welch	$112,200	$224,400	$448,800	$63,954
James Gibson	$112,500	$225,000	$450,000	$64,125
Jerrit Coward	$102,500	$205,000	$410,000	$63,114
Peter Arbour	$93,188	$186,375	$372,750	$53,117
Michael Giarratano	$88,750	$177,500	$355,000	$0
Robert Berra	$88,750	$177,500	$355,000	$0

Long-term Incentive Compensation

The Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”), permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and key management employees of the Company.

2012 Long-term Incentive Awards—CEO. The target and maximum amounts for Mr. Harl’s annual long-term incentive award under the 2010 Stock Plan are determined by his employment agreement. The target annual long-term incentive award is $4 million and the maximum annual long-term incentive award is $8 million.

Mr. Harl’s 2012 long-term incentive award was 100 percent performance-based. The performance period for the 2012 award consisted of fiscal year 2012. Although 100 percent performance-based, Mr. Harl’s 2012 long-term incentive award is also conditioned on his continuing service through the end of

2013 and is paid in three installments. The earned portion of Mr. Harl’s 2012 long-term incentive award will be paid on March 26, 2013, March 15, 2014 and March 15, 2015. If Mr. Harl voluntarily resigns from the Company prior to January 1, 2015, other than for “Good Reason,” he will forfeit any unvested portion of the award.

For 2012, the Committee chose to use relative Total Shareholder Return, or “TSR,” TRIR Reduction, Adjusted Operating Margin, Leverage Ratio, Adjusted DSO and Personal Performance (as determined by the Committee) as the performance measures for Mr. Harl’s long-term incentive award. A brief description of these performance measures and their weighting in the long-term incentive award determination follows:

Performance Measure	Rationale/Definition	Weighting
Relative TSR	A metric which ranks the return our stockholders receive from changes in our stock price and any dividends we may pay in comparison to the total shareholder returns generated by the other members of our 2012 Peer Group	50 percent

TRIR Reduction	An important measure of our safety performance	10 percent

Adjusted Operating Margin	Consists of Adjusted Operating Income divided by Revenue and is an important measure of our ability to manage our variable costs	10 percent

Leverage Ratio	An important measure of our ability to meet our financial obligations	10 percent

Adjusted DSO	An important measure of our efficiency in collecting receivables	10 percent

Personal Performance	A metric designed to capture Mr. Harl’s personal contribution to meeting our strategic, financial and operational goals	10 percent

The specific long-term incentive performance measures and the Company’s performance in relation to those measures were as follows:

Performance Measure	Threshold	Target	Maximum	Actual
Relative TSR	13 of 15 2012 Peer Group	8 of 15 2012 Peer Group	Top 2 2012 Peer Group	2 of 15 2012 Peer Group
TRIR Reduction	9%	18%	27%	40.5%
Adjusted Operating Margin	1.0%	2.0%	3.0%	0.71%
Leverage Ratio	3.25	3.00	2.50	3.48
Adjusted DSO	74	70	66	68.5

In light of what the Board of Directors and the Committee felt was strong leadership demonstrated by Mr. Harl, the Committee determined that Mr. Harl performed at the target level with respect to the personal performance component of the long-term incentive award. Measuring performance against the metrics highlighted in the table above as well as personal performance achievement at the target level would have produced a total long-term incentive award of $5,750,000 for Mr. Harl for 2012. However, the Committee considered the size of such an award in relation to the Company’s overall performance in recent years, primarily total shareholder return, and its earnings performance in 2012, and used its judgment to reduce the earned award to $1,875,000. The Committee also elected to pay $1,100,000 of the total award in the form of Willbros common stock and the remainder in cash. One-third of the award was paid in March 2013 and the remainder is payable in equal installments in March of 2014 and 2015.

2012 Long-term Incentive Awards—Other Named Executives. The LTI awards for our other NEOs continue to be made in shares of our common stock, ensuring alignment with stockholders. While the Company continues to face considerable competitive and retention concerns for its key executives, the Committee believes it is important to also focus on performance in the long-term incentive program. For 2012, one third of the LTI awards for our other NEOs (excluding Mr. Berra) were awarded based on the achievement of certain performance measures (“Performance-Based RSUs”), and two thirds were awarded with service-based restrictions, vesting in equal installments over four years. For the Performance-Based RSU awards, the performance measures were the same as those used for the CEO’s award. Pursuant to his employment agreement, Mr. Berra’s 2012 award was 100 percent service-based.

In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our other Named Executives in 2012, the Committee considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, a supplemental executive retirement plan or post-retirement health benefits. In addition, the Committee noted the major contributions by such Named Executives to the Company’s significant achievements in 2011, including:

•	Making payments of $123.4 million against our existing term loan, primarily by applying the proceeds from the settlement of a major billing dispute and the sale of non-strategic and underutilized assets;

•	Successfully advancing our strategy to bring more recurring services into our revenue base, and establishing a new oil sands focused model in Canada; and

•	Ending 2011 with $2.2 billion in backlog.

In March 2012, we granted equity awards in the form of service-based restricted stock and Performance-Based RSUs to our other Named Executives. Performance-Based RSU awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of Performance-Based RSUs granted if performance is achieved at the maximum level. If performance falls below the threshold level, no Performance-Based RSUs are earned. The following table shows the performance targets, the actual performance in relation to those targets and the percentage of the target award that was earned by each of the other NEOs in 2012:

Performance Measures (Corporate)	Threshold	Target	Maximum	Actual	Percent of Target Achievement
Relative TSR	13 of 15 2012 Peer Group	8 of 15 2012 Peer Group	Top 2 2012 Peer Group	2 of 15 2012 Peer Group	200%
TRIR Reduction	9%	18%	27%	40.5%	200%
Adjusted Operating Margin	1.0%	2.0%	3.0%	0.71%	0%
Leverage Ratio	3.25	3.00	2.50	3.48	0%
Adjusted DSO	74	70	66	68.5	138%

Performance Measures (Oil & Gas Segment)	Threshold	Target	Maximum	Actual	Percent of Target Achievement
Segment TRIR Reduction	0%	5%	10%	(1.1)%	0%
Segment Adjusted Operating Margin	1.7%	2.5%	3.8%	1.4%	0%
Segment Adjusted DSO	60	56	52	71	0%

The following table shows the number of service-based and performance-based shares awarded in 2012 as well as the number of performance-based shares earned for 2012 performance for each of the other Named Executives:

Name	Total Shares Awarded (at Target)	Service- Based Restricted Shares Awarded	Performance- Based RSUs Awarded (at Target)	Performance- Based RSUs Earned (as a % of Target)	Total # of Performance- Based RSUs Earned
Van Welch	50,000	33,333	16,667	144%	23,959
James Gibson	35,000	23,333	11,667	144%	16,771
Jerrit Coward	35,000	23,333	11,667	127%	14,802
Peter Arbour	25,000	16,667	8,333	144%	11,979
Michael Giarratano	0	0	0	0%	0
Robert Berra	20,000	20,000	0	0%	0

As with Mr. Harl, the performance period for the 2012 Performance-Based RSU awards was comprised of fiscal year 2012, and each of the other Named Executives was paid at target for the personal performance metric based on the Committee’s evaluation of their individual performance. The Performance-based RSUs that were earned under the 2012 performance metrics will vest in three equal annual installments on March 26, 2013, March 15, 2014 and March 15, 2015. If any of Messrs. Welch, Gibson, Coward or Arbour voluntarily resigns from the Company prior to March 15, 2015, he will forfeit any unvested portion of the earned award.

Retirement and Other Benefits

We have a 401(k) defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash.

Perquisites

We provide our Named Executives with a limited number of perquisites that the Committee believes are reasonable and in line with our overall compensation program and better enable the Company to attract and retain talented employees for executive positions. The Committee periodically reviews the levels of perquisites provided to our Named Executives.

We provide the following:

•	Medical. We sponsor an executive medical program for the Named Executives that provides reimbursement for these officers and their eligible dependents of qualifying medical expenses not covered by the Willbros Group Medical Plan, including an annual, fully comprehensive medical examination for the executive, as well as an accidental death and dismemberment benefit. We believe the Company benefits from these perquisites by encouraging our executive officers to protect their health.

•	Fuel Expenses. We reimbursed certain Named Executives in 2012 for fuel expenses.

Stock Ownership and Retention Policy

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors approved stock ownership guidelines in December 2010 for the executive officers and directors that required them to acquire and retain a significant financial stake in Company common stock. The stock ownership guidelines were replaced with a stock ownership and retention policy in May 2012. Under the previous policy, executive officers were expected to own a number of shares equal in value to a multiple of their salary. Individuals subject to the prior policy could become non-compliant due to fluctuations in the prevailing stock price of the Company’s common stock even if the officer or director had not sold any Company stock. Under the new policy, the CEO is expected to own and retain a number of shares of the Company’s common stock equal to 60 percent of the total number of stock awards received in the prior four years as long-term incentives. All other executive officers are expected to own and retain a number of shares equal to 60 percent of the total awards received in the prior three years as long-term incentives. Non-employee directors are expected to own and retain a number of shares equal to 60 percent of the total awards received in the prior three years. The purpose of the policy is to require our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards, while enabling these individuals to dispose of a sufficient number of shares to cover the tax liability associated with the vesting of such shares.

Each incumbent executive officer and director is expected to achieve the targeted ownership level no later than May 2015. Newly promoted or hired executive officers and newly appointed or elected directors are expected to achieve the target ownership level within three years of the date of their hiring, promotion, appointment or election. The stock ownership and retention policy does not apply to any individual directors who are indentified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and the Company.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own Willbros securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Policy for Securities Trades specifically prohibits our directors, Named Executives and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Willbros securities, our Policy for Securities Trades prohibits directors, Named Executives and other employees from holding Willbros securities in a margin account or otherwise pledging Willbros securities.

Severance Plan

In October 2010, the Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). The Management Severance Plan replaced the previous severance plan and was adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. Messrs. Welch, Gibson, Coward and Arbour are participants in the Management Severance Plan. Under the Management Severance Plan, payment of change of control severance benefits is conditioned upon the occurrence of a “double trigger,” in which the executive is terminated not for cause or resigns for “good reason” within one year after a change of control. In addition, the Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be “cut back” so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Additional information with respect to payments which may be made under the Management Severance Plan is provided under “Potential Payments Upon Termination or Change in Control – Management Severance Plan.”

Employment and Separation Agreements

The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in order to secure their continued employment with the Company. Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives certain long-term incentives in accordance with his employment agreement. Accordingly, the overall compensation of Mr. Welch, other than certain long-term incentives, is determined in the same manner as the compensation for the other Named Executives. Messrs. Giarratano and Berra, who resigned from the Company in 2012, also had employment agreements. Mr. Giarratano entered into an employment agreement with a subsidiary of InfrastruX prior to the Company’s acquisition of InfrastruX in 2010; thus, his employment agreement was inherited by the Company. Mr. Giarratano’s employment agreement did not specify his compensation. Although Mr. Berra’s employment agreement specified his long-term incentives, the remainder of his compensation was determined in the same manner as the compensation for the other Named Executives.

In connection with his resignation from the Company in 2012, Mr. Giarratano entered into a separation agreement with us. Severance benefits that were paid to Mr. Giarratano, and to Mr. Berra, who also resigned in 2012, were paid in accordance with their respective employment agreements and the Management Severance Plan. Additional information on payments and benefits provided to Messrs. Giarratano and Berra is described under “Potential Payments Upon Termination or Change in Control—Employment Agreements” and “Separation Agreement.”

Clawback Policy

In March 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive: Our MIC Program does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200 percent of target levels and, in the case of our President and CEO, cannot exceed 150 percent of target levels.

•	Equity Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•	Stock Ownership and Retention Policy: Our stock ownership and retention policy requires our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. While we generally prefer to optimize the deductibility of compensation paid to our executive officers, we also intend to maintain the flexibility necessary to provide cash and equity compensation in line with our stated compensation philosophy and competitive market practice even if these amounts are not fully deductible. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

William B. Berry

Michael C. Lebens (appointed on May 24, 2012)

Robert L. Sluder, Chairman

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. Mr. Giarratano was promoted to President, Utility T&D in April 2011 and resigned effective August 25, 2012. Mr. Berra was hired as Executive Vice President, Sales & Marketing in February 2011 and resigned on July 18, 2012. The amounts listed below in the “Stock Awards” and “All Other Compensation” columns include amounts paid or accrued pursuant to employment agreements between us and Messrs. Giarratano and Berra.

We have employment agreements with Messrs. Harl and Welch and had employment agreements with Messrs. Giarratano and Berra until their resignations. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreements” and “– Executive Separations,” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Robert R. Harl	2012	900,000	—		1,100,000	(1)(3)	—	1,015,000	(4)	—	6,000		3,021,000
President and Chief	2011	900,000	—		1,939,980	(5)	—	800,000		—	17,795		3,657,775
Executive Officer	2010	692,486	—		1,593,501		—	—		—	26,936		2,312,923
Van A. Welch	2012	448,800	100,000	(6)	147,604	(1)	—	63,954		—	8,292		768,650
Executive Vice President	2011	448,800	—		635,044		—	—		—	5,236		1,089,080
and Chief Financial Officer	2010	417,239	—		445,500		—	—		—	6,000		868,739
James L. Gibson	2012	450,000	—		103,322	(1)	—	64,125		—	8,080		625,527
Chief Operating Officer	2011	450,000	—		413,544		—	—		—	6,000		869,544
	2010	311,951	—		635,600		—	—		—	7,384		954,935
Jerrit M. Coward	2012	384,792	—		102,645	(1)	—	64,113		—	8,292		559,842
Executive Vice President	2011	355,000	—		259,472		—	—		—	4,142		618,614
Marketing/Business Development	2010	344,738	—		372,300		—	—		—	6,000		723,038
Peter W. Arbour Senior Vice President and General Counsel	2012	372,750	—		73,804	(1)	—	53,117		—	6,000		505,671
Michael J. Giarratano	2012	232,115	—		225,788	(1)(7)	—	—		—	598,691	(8)	1,056,594
Former President, Utility T&D	2011	341,967	—		311,356		—	—		—	4,437		657,760
J. Robert Berra	2012	211,180	—		449,543	(1)(7)	—	—		—	359,344	(9)	1,020,067
Former Executive Vice President, Sales & Marketing	2011	300,583	200,000		627,900		—	—		—	—		1,128,483

(1)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts shown do not represent amounts paid to such executive officers.
(2)	The amounts shown for 2012 include (a) contributions by the Company to our 401(k) Plan in the amount of $6,000 for each of Messrs. Harl, Welch, Gibson, Coward and Arbour, and $11,947 for Mr. Giarratano and (b) matching contributions by the Company in the amount of $2,292 for Mr. Welch, $2,080 for Mr. Gibson and $2,292 for Mr. Coward to the non-profit organization of the Named Executive’s choice in connection with contributions by such executives to the Willbros Political Action Committee.

Does not include the value of perquisites and other benefits for 2012 for each of Messrs. Harl, Welch, Gibson, Coward, Arbour, Giarratano and Berra because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(3)	The amount in the Stock Awards column for Mr. Harl represents grant date fair value of the portion of his 2012 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award is payable in 114,108 shares of our common stock in three equal annual installments commencing March 26, 2013 and is classified as a share-based liability under FASB ASC Topic 718.
(4)	The amount in the Non-Equity Incentive Plan Compensation column for Mr. Harl includes the portion of his 2012 long-term cash incentive award ($775,000) with non-market performance metrics (Adjusted Operating Margin, TRIR Reduction, Adjusted DSO, Total Leverage Ratio and Personal Performance) and is classified as a “liability” for accounting purposes. This portion of the award is payable in cash in three annual installments commencing March 26, 2013. The remainder of the amount shown in the Non-Equity Incentive Plan compensation column for Mr. Harl ($240,000) represents his bonus for 2012 under our MIC Program.
(5)	The amount in the Stock Awards column for Mr. Harl represents the grant date fair value of the portion of his 2011 long-term cash incentive award with a market performance metric (Total Shareholder Return). This award was payable in cash or shares of our common stock equal in value to the cash amount in three equal annual installments commencing March 21, 2012 as is classified as a share-based liability under FASB ASC Topic 718. Mr. Harl received no payout under this award since we did not satisfy the threshold level of performance for Total Shareholder Return.
(6)	The amount shown in this column for Mr. Welch represents a sign-on bonus of $100,000 that was paid in January 2012 in connection with Mr. Welch’s execution of a new employment agreement in November 2011.
(7)	In connection with the resignations of Messrs. Giarratano and Berra, the vesting of 28,583 shares of restricted stock and restricted stock units was accelerated for Mr. Giarratano on August 25, 2012, and the vesting of 75,000 shares of restricted stock was accelerated for Mr. Berra on July 18, 2012. The amount shown in the Stock Awards column for Mr. Giarratano represents the incremental value to Mr. Giarratano as a result of the accelerated vesting of his shares of restricted stock and restricted stock units. The amount shown in the Stock Awards column for Mr. Berra includes $379,743, which represents the incremental value to Mr. Berra of the accelerated vesting of his shares of restricted stock.
(8)	In addition to the item included in footnote (2) above, in connection with Mr. Giarratano’s resignation, Mr. Giarratano is entitled to receive a termination payment equal to $355,000, which is being paid in equal installments over 12 months, and a lump sum payment of $231,774 for all accrued, unused vacation time.
(9)	In connection with Mr. Berra’s resignation, Mr. Berra received a lump sum termination payment of $355,000 and a lump sum payment of $4,344 for all accrued, unused vacation time.

Grants of Plan-Based Awards During 2012

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2012. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)	Options (#)	Awards ($ / Sh)	Awards ($)
Robert R. Harl		450,000	900,000	1,350,000	—	—	—	—	—	—	—
	3/21/2012	500,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	3/21/2012	—	—	—	$500,000	$2,000,000	$4,000,000	—	—	—	1,100,000
Van A. Welch		112,200	224,400	448,800	—	—	—	—	—	—	—
	3/21/2012	—	—	—	—	—	—	33,333	—	—	116,332
	3/21/2012	—	—	—	4,167	16,667	33,333	—	—	—	31,272
James L. Gibson		112,500	225,000	450,000	—	—	—	—	—	—	—
	3/21/2012	—	—	—	—	—	—	23,333	—	—	81,432
	3/21/2012	—	—	—	2,917	11,667	23,333	—	—	—	21,890
Jerrit M. Coward		102,500	205,000	410,000	—	—	—	—	—	—	—
	3/21/2012	—	—	—	—	—	—	23,333	—	—	81,432
	3/21/2012	—	—	—	2,917	11,667	23,333	—	—	—	21,213
Peter W. Arbour		93,188	186,375	372,750	—	—	—	—	—	—	—
	3/21/2012	—	—	—	—	—	—	16,667	—	—	58,168
	3/21/2012	—	—	—	2,083	8,333	16,667	—	—	—	15,636
Michael J. Giarratano		88,750	177,500	355,000	—	—	—	—	—	—	—
J. Robert Berra		88,750	177,500	355,000	—	—	—	—	—	—	—
	3/21/2012	—	—	—	—	—	—	20,000	—	—	69,800

(1)	On March 26, 2013, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2012 long-term cash incentive award with a market performance metric (relative Total Shareholder Return) reported as equity in this table, the Compensation Committee confirmed payout level of $1.1 million. With respect to the performance-based RSUs awarded to the other named executive officers, the Compensation Committee confirmed that Mr. Welch earned 23,959 shares, Mr. Gibson earned 16,771 shares, Mr. Coward earned 14,802 shares and Mr. Arbour earned 11,979 shares. The earned portion of Mr. Harl’s long-term cash incentive award and the performance-based RSUs awarded to Messrs. Welch, Gibson, Coward and Arbour are conditioned upon continued service.
(2)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2012 table below.

Outstanding Equity Awards at Fiscal Year-End for 2012

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)		($)(1)(2)	(#)(1)	($)
Robert R. Harl	100,000	—	—	18.01	1/19/16	202,294	(3)	1,084,296	—	—
Van A. Welch	50,000	—	—	17.79	8/27/16	123,616	(4)	662,582	—	—
James L. Gibson	—	—	—	—	—	92,152	(5)	493,935	—	—
Jerrit M. Coward	10,000	—	—	16.10	11/16/16	72,148	(6)	386,713	—	—
Peter W. Arbour	—	—	—	—	—	49,534	(7)	265,502	—	—
Michael J. Giarratano	—	—	—	—	—	—		—	—	—
J. Robert Berra	—	—	—	—	—	—		—	—	—

(1)	In 2012, Mr. Harl’s long-term cash incentive award was 100 percent performance-based and each of the Named Executives received performance-based RSUs covering the performance period ending December 31, 2012. On March 26, 2013, the Compensation Committee confirmed the earned portion of these awards. With respect to the portion of Mr. Harl’s 2012 long-term incentive cash award reported as equity, the Compensation Committee confirmed that Mr. Harl earned $1.1 million, and the earned award is payable in 114,108 shares of our common stock in three equal installments commencing March 26, 2013. The earned portion of Mr. Harl’s long-term cash award reported as equity and the earned portion of the performance-based RSUs to the other Named Executives are conditioned upon continued service and are consequently reported in the column captioned “Number of Shares or Units of Stock That Have Not Vested.”
(2)	Based on the closing price of our common stock on December 31, 2012 ($5.36), as reported on the New York Stock Exchange.
(3)	These shares vest as follows: 864 shares of restricted stock on January 1, 2013; 1,214 shares of restricted stock on January 1, 2013; 86,108 restricted stock units on December 31, 2013; and 38,036 restricted stock units on each of March 26, 2013, March 15, 2014 and March 15, 2015.
(4)	These shares vest as follows: 504 shares of restricted stock on January 1, 2013; 708 shares of restricted stock on January 1, 2013; 5,000 shares of restricted stock on May 10, 2013 and 2014; 6,667 shares of restricted stock on each of March 23, 2013, 2014 and 2015; 889 restricted stock units on each of March 15, 2013 and 2014; 16,666 shares of restricted stock on November 17, 2013 and 16,667 shares of restricted stock on November 17, 2014; 11,111 shares of restricted stock on each of March 21, 2013, 2014 and 2015; and 7,986 restricted stock units on each of March 26, 2013 and March 15, 2014 and 7,987 restricted stock units on March 15, 2015.
(5)	These shares vest as follows: 2,500 restricted stock units on March 12, 2013; 269 shares of restricted stock on January 1, 2013; 6,250 shares of restricted stock on each of March 15, 2013 and 2014; 3,750 shares of restricted stock on each of May 10, 2013 and 2014; 3,750 shares of restricted stock on each of October 26, 2013 and 2014; 6,667 shares of restricted stock on each of March 23, 2013, 2014 and 2015; 889 restricted stock units on each of March 15, 2013 and 2014; 5,833 shares of restricted stock on each of March 21, 2013, 2014 and 2015 and 5,834 shares of restricted stock on March 21, 2016; and 5,590 restricted stock units on each of March 26, 2013 and March 15, 2014 and 5,591 restricted stock units on March 15, 2015.
(6)	These shares vest as follows: 401 shares of restricted stock on January 1, 2013; 5,000 shares of restricted stock on March 12, 2013; 3,750 shares of restricted stock on each of March 15, 2013 and 2014; 3,750 shares of restricted stock on each of May 10, 2013 and 2014; 4,167 shares of restricted stock on each of March 23, 2013, 2014 and 2015; 5,833 shares of restricted stock on each of March 21, 2013, 2014 and 2015 and 5,834 shares of restricted stock on March 21, 2016; 555 restricted stock units on March 15, 2013 and 556 restricted stock units on March 15, 2014; and 4,934 restricted stock units on March 26, 2013 and on each of March 15, 2014 and 2015.

(7)	These shares vest as follows: 5,000 shares of restricted stock on each of May 3, 2013 and 2014; 3,333 shares of restricted stock on each of March 23, 2013 and 2014 and 3,334 shares on March 23, 2015; 4,166 shares of restricted stock on March 21, 2013 and 4,167 shares on each of March 21, 2014, 2015 and 2016; 444 restricted stock units on each of March 15, 2013 and 2014; and 3,993 restricted stock units on March 26, 2013 and on each of March 15, 2014 and 2015.

Option Exercises and Stock Vested During 2012

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert R. Harl	—	—	3,035	13,000
Van A. Welch	—	—	35,437	147,426
James L. Gibson	—	—	25,873	105,332
Jerrit M. Coward	—	—	21,816	87,964
Peter W. Arbour	—	—	8,777	38,983
Michael J. Giarratano	—	—	47,727	224,357
J. Robert Berra	—	—	75,000	540,750

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2012 termination date and, where applicable, using the closing price of our common stock of $5.36 (as reported on the New York Stock Exchange) as of December 31, 2012. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Messrs. Berra and Giarratano resigned on July 18, 2012 and effective August 25, 2012, respectively. For a discussion of the amounts paid to them in connection with their separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control – Executive Separations,” below.

Robert R. Harl

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($900,000)	$0		$0	$0	$903,462	(2)	$0		$2,700,000	(3)	$0/$360,000	(4)
Short-term Incentive	$240,000	(5)	$0	$0	$240,000	(6)	$240,000	(5)	$0	(3)	$900,000	(7)
Long-term Incentives Restricted Stock/Units and other LTI Awards Unvested and Accelerated	$0		$0	$0	$2,678,395	(8)	$0		$2,678,395	(8)	$2,678,395	(8)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation(9)	$0		$0	$0	$17,246		$0		$17,246		$17,246
Total	$240,000		$0	$0	$3,839,103		$240,000		$5,395,641	(10)	$3,595,641/3,955,641

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2012.
(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of his agreement (through January 1, 2014).
(3)	Under his employment agreement, Mr. Harl would be entitled to an amount equal to three times the sum of his highest base salary in the thirty-six months ending on the date of his separation plus three times the greatest annual cash bonus he had received in the same thirty-six month period. He received no cash bonuses between January 1, 2010 and December 31, 2012.
(4)	In the event of his disability, Mr. Harl would be entitled to receive an amount equal to the difference between his base salary and the amount of his disability payments from the time his disability payments commence until the time of his termination by reason of the disability. For purposes of this table, it was assumed he would receive one year of disability payments at sixty percent of his base salary.
(5)	Mr. Harl would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination.
(6)	Mr. Harl would be entitled to any cash bonus earned for performance for the year of his termination.
(7)	Mr. Harl would be entitled to the cash bonus for which he is eligible for the year of his termination as if all performance goals upon which his bonus is contingent had been met at target (not maximum) levels.
(8)	Mr. Harl has been awarded or has rights to 355,111 shares of unvested restricted stock/stock units that would vest if his employment with us is terminated involuntarily other than for cause, voluntarily for good reason or by reason of his death or disability on or between December 31, 2012 and December 31, 2013. In addition, in March 2013, the Board of Directors certified that Mr. Harl had earned, as of December 31, 2012, $775,000 (three installments of $225,000 to be paid in 2013, 2014 and 2015) pursuant to a performance-based long-term incentive award made in 2012, which would also vest.

(9)	Mr. Harl would be entitled to continuation of health and dental insurance benefit coverage for himself and his eligible dependents for eighteen months following his termination (for only his dependents in the case of his death) and life insurance coverage for himself for twenty-four months following his termination. The amounts reflected are the employer cost for continuation of his and/or his dependents coverage, as the case may be, under our dental, medical and life group insurance policies. The amounts were determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amounts to present value as of December 31, 2012.
(10)	Mr. Harl’s employment agreement provides that the total amount receivable by him in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Harl does not exceed the amount allowable.

Van A. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination		Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($448,800)	$0		$0	$0	$1,346,400	(2)	$0		$1,346,400	(3)	$0
Short-term Incentive	$67,000	(4)	$0	$0	$673,200	(2)	$67,000	(4)	$224,400	(3)	$224,400
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0		$0	$0	$662,582	(5)	$0		$662,582	(5)	$662,582	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0		$0	$0	$0		$0		$11,588	(6)	$0
Total	$67,000		$0	$0	$2,682,182		$67,000		$2,244,970	(7)	$886,982

(1)	Neither our Management Severance Plan for Executives nor Mr. Welch’s employment agreement has a provision for retirement benefits.
(2)	Under his employment agreement, Mr. Welch would be entitled to three times his base salary and three times his target cash bonus for the year of his termination; his target cash bonus for the 2012 year was 50% of his base salary, $224,400.
(3)	Under our Management Severance Plan for Executives and his Employment Agreement, Mr. Welch would be entitled to a payment equal to three times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (he received no annual cash bonuses between January 1, 2010 and December 31, 2012); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Mr. Welch would be entitled to any cash bonus earned for performance for the year ended immediately prior to his termination.
(5)	Under his employment agreement and our stock incentive plans, Mr. Welch would be entitled to the accelerated vesting of 123,616 shares of restricted stock/stock units.
(6)	Under our Management Severance Plan for Executives, Mr. Welch’s medical/dental and life insurance coverage would continue for twelve months.
(7)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Welch in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Welch does not exceed the amount allowable.

James L. Gibson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($450,000)	$0	$0	$0	$450,000	(2)	$0	$900,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$225,000	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$493,935	(4)	$0	$493,935	(4)	$493,935	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$17,707	(5)	$0
Total	$0	$0	$0	$943,935		$0	$1,636,642	(6)	$493,935

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (he received no annual cash bonuses between January 1, 2010 and December 31, 2012); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Gibson was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 92,152 shares of restricted stock/stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Gibson would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Gibson in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Gibson does not exceed the amount allowable.

Jerrit Coward

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($410,000)	$0	$0	$0	$410,000	(2)	$0	$820,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$205,000	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$386,713	(4)	$0	$386,713	(4)	$386,713	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$18,450	(5)	$0
Total	$0	$0	$0	$796,713		$0	$1,430,163	(6)	$386,713

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (he received no annual cash bonuses between January 1, 2010 and December 31, 2012); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Coward was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 72,148 shares of restricted stock/stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Coward would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Coward in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Coward does not exceed the amount allowable.

Peter Arbour

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($372,750)	$0	$0	$0	$372,750	(2)	$0	$745,500	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$186,375	(3)	$0
Long-term Incentives
Restricted Stock/Units
Unvested and Accelerated	$0	$0	$0	$265,502	(4)	$0	$265,502	(4)	$265,502	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$11,899	(5)	$0
Total	$0	$0	$0	$638,252		$0	$1,209,276	(6)	$265,502

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to an amount equal to his annual base compensation.
(3)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the thirty-six months before the change in control or on the date of separation from service (he received no annual cash bonuses between January 1, 2010 and December 31, 2012); plus one times his target cash bonus for the year of his termination (50% of his base salary).
(4)	Under the award agreements whereby Mr. Arbour was awarded shares of restricted stock/stock units, he would be entitled to the accelerated vesting of 49,534 shares of restricted stock/stock units.
(5)	Under our Management Severance Plan for Executives, Mr. Arbour would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).
(6)	Our Management Severance Plan for Executives provides that the total amount receivable by Mr. Arbour in the event of his termination in connection with a change in control be reduced, if necessary, to an amount one dollar less than the maximum amount he may receive without being subjected to the excise tax under Section 4999 of the Internal Revenue Code—the “golden parachute” rules. The amount payable to Mr. Arbour does not exceed the amount allowable.

Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl and Van A. Welch. Michael J. Giarratano and J. Robert Berra had employment agreements with us until their resignations in 2012.

Robert R. Harl. We entered into an employment agreement with Mr. Harl in September 2010, which was subsequently amended in April 2013. The term of Mr. Harl’s employment agreement was approximately three years commencing on January 1, 2011 and ending on January 2, 2014. Pursuant to the amendment, the Employment Period was extended by one year for a period ending January 2, 2015. We refer to the period commencing on January 1, 2011 and ending on January 2, 2015 as the “Employment Period.”

Effective January 1, 2011, Mr. Harl’s rights with respect to severance benefits are governed exclusively by the terms of his employment agreement.

Pursuant to his employment agreement, Mr. Harl will earn a base salary of $900,000 for each of the calendar years 2011, 2012, 2013 and 2014 (with respect to each calendar year, a “Base Salary”).

The employment agreement also provides that Mr. Harl will be eligible to receive an annual cash bonus. The target annual cash bonus payable is 100 percent of his Base Salary, if certain target performance metrics are met, and 150 percent of his Base Salary, if the maximum level with respect to each performance metric is achieved.

The employment agreement provides that Mr. Harl may also be granted performance-based long-term incentive compensation, which may be made under the 2010 Stock Plan in the form of cash, restricted stock, restricted stock units or in any other form allowed by the 2010 Stock Plan. For calendar years 2011, 2012 and 2014, the target annual long-term incentive awards are $4 million and the maximum annual long-term incentive awards are $8 million. For calendar year 2013, the target long-term incentive award is $3 million and the maximum long-term incentive award is $6 million. If earned, the annual long-term incentive awards will vest in three equal annual installments beginning on March 21, 2012, with respect to the 2011 award, March 26, 2013, with respect to the 2012 award, March 15, 2014, with respect to the 2013 award and March 15, 2015 with respect to the 2014 award. In addition, with respect to calendar 2014, Mr. Harl will be entitled to an additional award of up to $1 million (the “Succession Award”), if on any date between July 1, 2014 and December 31, 2014, the Board of Directors certifies that an appropriate successor to Mr. Harl has been identified by Mr. Harl and accepted by the Board. If earned, the Succession Award will be payable solely in shares of Willbros common stock in the form of a stock award that will be fully vested on the certification date. Although fully vested, the shares received by Mr. Harl pursuant to the Succession Award (the “Succession Shares”), will be subject to transfer restrictions. Prior to the first anniversary of the certification date, Mr. Harl will be permitted to transfer a number of shares which, when combined with all previous transfers of Succession Shares, does not exceed one-third of the Succession Shares. Between the first anniversary of the certification date and the second anniversary, Mr. Harl will be permitted to transfer a number of Succession Shares which, when combined will all previous transfers of Succession Shares, does not exceed two-thirds of the Succession Shares. After the second anniversary of the certification date, there will be no further restrictions on transfers of the Succession Shares.

If Mr. Harl voluntarily resigns prior to January 1, 2015, other than for good reason, or if his employment is terminated for cause, he would forfeit any unvested annual long-term incentive awards. If Mr. Harl resigns at any time after January 1, 2015, he would receive any unpaid portion of the prior annual long-term incentive awards as originally scheduled.

If Mr. Harl’s employment is terminated other than for cause at any time during the period beginning three months prior to a change in control of the Company and ending three years after a change in control of the Company has occurred, or if Mr. Harl resigns for good reason at any time during the period beginning three months prior to a change in control of the Company and ending 18 months after a change in control of the Company has occurred, he will be entitled to severance compensation:

•	equal to 300 percent of his highest annual base salary during the 36 months preceding his termination;

•	equal to 300 percent of his greatest annual cash bonus received during the 36-month period ending on the earlier of the date of the change in control or his termination;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned under the Company’s management incentive compensation program and in respect of any long-term incentive awarded in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurs; and

•	that provides full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

In the absence of a change in control, if Mr. Harl’s employment is terminated other than for cause, or if Mr. Harl resigns for good reason, he will be entitled to:

•	payment of his Base Salary for the remainder of the Employment Period, or, if the termination occurs at a time when the remainder of the Employment Period is less than 12 months, a lump sum payment equal to 100 percent of his Base Salary;

•	a cash bonus based on the extent of achievement of the performance goals during the months worked by Mr. Harl for the year in which the termination occurs; and

•	full vesting of all of his outstanding stock options, restricted stock awards and other equity-based and cash incentive awards.

The employment agreement provides that, if the payments and benefits otherwise required under the employment agreement would constitute a “parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by Mr. Harl will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the Employment Period and for a period of one year thereafter, Mr. Harl is prohibited from competing with the Company or its affiliates.

In connection with the execution and delivery of his employment agreement in September 2010, Mr. Harl also entered into a letter agreement with us. Under the letter agreement, if certain terms and condition set forth in the letter agreement are met, Mr. Harl will receive 86,108 shares of common stock of the Company (the “Retention Shares”) under the 2010 Stock Plan. The Company is required to grant and deliver the Retention Shares to Mr. Harl (a) not later than March 15, 2014, if (i) Mr. Harl remains employed by the Company on December 31, 2013, or (ii) Mr. Harl’s employment has been terminated as a result of his disability or without cause between January 1, 2011, and December 31, 2013, whether or not following or in connection with a change in control, or pursuant to a resignation for good reason whether or not pursuant to a change in control; or (b) in the event Mr. Harl dies between January 1, 2011, and December 31, 2013, to Mr. Harl’s spouse, if living (if not, to his estate), not later than the 15th day of the third month after the end of the year in which he dies. If Mr. Harl’s employment with the Company terminates prior to December 31, 2013, as a result of his voluntary termination (except for a resignation for good reason) or his involuntary separation from service for cause, Mr. Harl will not be entitled to receive any of the Retention Shares.

Van A. Welch. We entered into an employment agreement with Mr. Welch on November 17, 2011. The term of the employment agreement is five years and two months, commencing on November 1, 2011, and ending on December 31, 2016 (the “Welch Employment Period”).

Pursuant to the employment agreement, Mr. Welch will earn a base salary of $448,800 per year. Mr. Welch will be eligible for increases in the base salary based on merit.

Mr. Welch received a sign-on bonus in the amount of $100,000 in January 2012. The employment agreement also provides that Mr. Welch will participate in the Company’s MIC Program, pursuant to which he will be eligible for annual bonuses at the executive leadership team level. The Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company may also award Mr. Welch a discretionary bonus based on the financial performance of the Company, Mr. Welch’s personal performance, the bonuses paid to other executives of the Company, as well as such other matters as the Board or the Compensation Committee deem appropriate.

The employment agreement provides that Mr. Welch will be awarded the number of shares of common stock of the Company under the 2010 Stock Plan in the form of restricted stock on the dates indicated below if Mr. Welch is still employed by the Company on those dates and subject to the terms of the 2010 Stock Plan and Mr. Welch’s execution of restricted stock award agreements:

Date of Award	Number of Restricted Stock Shares
November 2011	50,000
March 2012	50,000
March 2013	50,000
March 2014	50,000
March 2015	50,000

The November 2011 award, which was made on November 17, 2011, is service-based. The March 2012 and March 2013 awards are two-thirds service-based and one-third performance-based. At the discretion of the Board of Directors or Compensation Committee, all other awards may be performance-based or time-based or a combination of performance-based and time-based. All time-based awards will vest in one-third increments on each of the first, second and third anniversaries of the date of the award. For performance-based awards, if the performance criteria have been met, each award will vest one-third on March 15 of the year following the year in which the award was made, and then one-third each on March 15 of the next two years. If Mr. Welch resigns at any time after the end of the Welch Employment Period, he will continue to hold all restricted stock previously awarded under the employment agreement, and the restricted stock will vest as originally scheduled.

Mr. Welch’s rights with respect to severance benefits are governed by the terms of the employment agreement and by the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). If Mr. Welch resigns during the Welch Employment Period (other than for good reason), or is terminated for cause, he will receive the base salary only through the date of separation from service, and will receive no bonus payment under the MIC Program for any year that is not completed at the date of separation.

In the event of his death or disability, Mr. Welch will receive his base salary through the date of his separation from service and an amount in cash equal to the target cash bonus that would have been due under the MIC Program if the Company had achieved the performance goals for the year in which such separation occurs, prorated to the date of separation. In addition, the restrictions on all of Mr. Welch’s restricted shares awarded under the employment agreement prior to the date of separation would lapse within one year following the date of separation, as determined by the Compensation Committee.

Pursuant to the employment agreement, if Mr. Welch’s employment is terminated other than for cause by the Company or Mr. Welch resigns for good reason at any time prior to a change in control of the Company, the restrictions on all restricted stock awarded to Mr. Welch under the employment agreement prior to the separation from service will lapse within one year following the separation from service, as determined by the Compensation Committee, and, in lieu of any payments under the Management Severance Plan, he will be entitled to the following:

•	his base salary in effect on the date of termination for a period equal to the greater of (i) the remainder of the Welch Employment Period, but not to exceed three years following the date of termination or (ii) a period of 12 months following the date of termination; and

•	a cash bonus in an amount determined as if the Company and Mr. Welch had met the performance goals for Mr. Welch to receive the target cash bonus under the MIC Program for each of the uncompleted years remaining in the Welch Employment Period, but not to exceed three years.

Payment of any amounts described in the preceding paragraph will be conditioned on Mr. Welch’s execution and delivery to the Company of an irrevocable release and waiver within 60 days after the separation from service. Payment of any such amounts will be further conditioned on his compliance with all of the covenants set forth in the employment agreement and with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants included in Article VI of the Management Severance Plan.

If Mr. Welch’s employment is terminated by the Company other than for cause or he resigns for good reason within one year after a change in control of the Company has occurred, he will be entitled to severance compensation in accordance with the Management Severance Plan, except that the 200 percent payment described below shall be 300 percent for Mr. Welch. Under the Management Severance Plan, a participant who is terminated by the Company other than for cause or who resigns for good reason within one year after a change in control of the Company has occurred is entitled to severance compensation equal to:

•	200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Executive Separations. The following Named Executive Officers resigned their positions during 2012: Michael J. Giarratano and J. Robert Berra.

Michael J. Giarratano. We entered into a Separation Agreement and Release with Michael J. Giarratano, our President, Utility T&D, pursuant to which Mr. Giarratano’s employment was terminated effective August 25, 2012 (the “Giarratano termination date”). Under the terms of his separation agreement and in accordance with the terms of his employment agreement, Mr. Giarratano will receive (i) his base salary through the Giarratano termination date, (ii) payment for all accrued, unused vacation and reimbursement for all reimbursable expenses incurred prior to the Giarratano termination date, (iii) a termination payment equal to one year of his base salary in effect on the Giarratano termination date, which will be paid in equal installments over a period of 12 months, commencing on the one month anniversary of the Giarratano termination date and (iv) continuation of employer paid medical benefits for a period of 12 months. In accordance with the terms of the separation agreement and the restricted stock and restricted stock unit award agreements evidencing 28,583 shares of restricted stock and restricted stock units that had previously been granted to Mr. Giarratano under our 2010 Stock Plan, the vesting of such restricted shares and units was accelerated on the Giarratano termination date. In addition, the separation agreement provides for reimbursement for the actual costs of reasonable outplacement services in an amount not to exceed $10,000 and which are incurred prior to December 31, 2013. All payments made pursuant to the employment agreement and the separation agreement are subject to deductions for applicable federal, state and local taxes. Under the separation agreement, Mr. Giarratano has given us a release containing customary terms and conditions.

J. Robert Berra. In connection with his resignation on July 18, 2012 (the “Berra termination date”), J. Robert Berra, our Executive Vice President, Sales and Marketing, received severance compensation in accordance with the terms of his employment agreement and the Management Severance Plan. Under the terms of his employment agreement and the Management Severance Plan, Mr. Berra received a lump sum severance payment equal to 12 months base salary. In accordance with the terms of his employment agreement and the restricted stock award agreements evidencing 75,000 shares of restricted stock that had previously been granted to Mr. Berra under our 2010 Stock Plan, the vesting of such restricted shares was accelerated on the Berra termination date.

Management Severance Plan. In October 2010, the Committee approved and recommended, and the Board adopted, the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). All of our executive officers, other than Mr. Harl, are participants in the Management Severance Plan. The initial term of the Management Severance Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company or who voluntarily terminates his employment for “good reason” within one year after a change in control of the Company has occurred, shall be entitled to severance compensation equal to:

•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.

The Management Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan provides that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Management Severance Plan also requires, among other things, a participant to keep the Company’s trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing the Company and restricts the Company from disparaging or criticizing the participant.

1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was composed of Robert L. Sluder, William B. Berry, Edward J. DiPaolo (until May 23, 2012), Michael C. Lebens (appointed May 24, 2012) and Daniel E. Lonergan (until May 23, 2012), all of whom are independent directors. During 2012, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

Daniel E. Lonergan, a member of the Compensation Committee until May 23, 2012, is an officer but not an employee of TPF II East Texas Gathering, LLC (“TPF II ETG”). TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF Consolidated Group for which we received approximately $4.1 million in payments during fiscal 2012, and we continue to perform services for the TPF II Consolidated Group in fiscal 2013. The Audit Committee, with Mr. Lonergan abstaining, has ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee retained Mercer beginning in 2009 to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provided market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices.

Mercer compared each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys. For purposes of setting 2012 director compensation, the Mercer market data was presented in November 2011.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended in person;

•	each non-employee director receives a fee of $750 for each Board meeting attended via telephone conference connection;

•	each non-employee director receives a fee of $750 for each committee meeting attended on which he serves, with the exception of the Executive Committee for which no fees are paid;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000;

•	the chair of the Compensation Committee of the Board receives an annual retainer fee of $10,000; and

•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.

For 2009, 2010 and 2011, the Board of Directors suspended the payment of all meeting fees for Board and Committee meetings in order to reduce Board expenses to help the Company curb its costs. The payment of meeting fees was reinstated for 2012, with certain modifications. Rather than pay $1,500 for each Board and committee meeting, the Board of Directors, upon the Compensation Committee’s recommendation, reduced the $1,500 fee to $750 for each (1) Board meeting attended via telephone conference connection and (2) committee meeting attended on which a non-employee director serves. The Compensation Committee approved, with the chairman abstaining, an increase in the annual retainer fee for the Compensation Committee chairman from $5,000 to $10,000 effective January 1, 2012.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 550,000 shares of our common stock are available for issuance under this plan. Under this plan:

•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, prior to August 2012, the number of shares represented by the award equaled $30,000, divided by the fair market value of a share of our common stock on the date of the award. On August 22, 2012, the Board of Directors approved an amendment to the director stock plan that increased the initial award to $75,000 in shares of the Company’s common stock to be prorated based upon the number of days of service between the non-employee director’s effective date of appointment to the Board and the first annual award.

In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in our Executive Severance Plan).

Director Compensation Table for 2012

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2012. Mr. DeKraai retired effective June 20, 2012. Mr. Jenkins was appointed to fill a vacancy on the Board of Directors effective August 1, 2012.

Name (1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William B. Berry	90,000		74,998		—	—	—	—	164,998
Arlo B. DeKraai	41,250		74,998		—	—	—	—	116,248
Edward J. DiPaolo	107,000		74,998		—	—	—	—	181,998
Charles W. Jenkins, III	37,182		30,002		—	—	—	—	67,184
Michael C. Lebens	95,250	(5)	74,998	(5)	—	—	—	—	170,248	(5)
Daniel E. Lonergan	102,000	(5)	74,998	(5)	—	—	—	—	176,998	(5)
John T. McNabb, II	167,250		150,002		—	—	—	—	317,252
Robert L. Sluder	101,500		74,998		—	—	—	—	176,498
S. Miller Williams	125,750		74,998		—	—	—	—	200,748

(1)	Robert R. Harl is not included in this table as he was an officer and employee during 2012 and thus received no compensation for service as a director. The compensation received by Mr. Harl as an officer and employee is shown in the Summary Compensation Table above.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee. For 2012, the Board of Directors reinstated the payment of meeting fees for Board and Committee meetings.
(3)

These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. We began granting stock awards to our non-employee directors in December 2006. As of December 31, 2012, each director has the following aggregate number of shares of restricted stock outstanding: William B. Berry: 13,636; Arlo B. DeKraai:—0 -; Edward J. DiPaolo: 13,636; Charles W. Jenkins, III: 4,412; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: 27,273; Robert L. Sluder: 13,636; and S. Miller Williams: 13,636. On May 24, 2012, each of Messrs. Berry, DeKraai, DiPaolo, Sluder, and Williams were granted an annual award of 13,636 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $74,998, and Mr. McNabb was granted an annual award of 27,273 shares with a grant date fair value of $150,002. As further discussed in footnote 5 below, Messrs. Lebens and Lonergan, as employees of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 13,636 restricted shares under the 2006 Restricted Director Stock Plan to InfrastruX Holdings, LLC. Due to Mr. DeKraai’s retirement from service on the Board of Directors prior to the termination of his term, he forfeited his rights to the annual stock award issued to him in May 2012. On August 1, 2012, Charles W. Jenkins, III was granted an initial award of 4,412 shares of restricted stock with a grant date fair value of $30,002.
(4)	As of December 31, 2012, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: William B. Berry: -0-; Arlo B. DeKraai: -0-; Edward J. DiPaolo: -0-; Charles W. Jenkins, III: -0-; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: -0-; and S. Miller Williams: 5,000.
(5)	Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens and Lonergan, including 13,636 shares of restricted stock awarded in 2012 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	764,496	(1)	$15.28	(1)	1,654,633
Equity compensation plans not approved by security holders	—		—		—

Total	764,496		$15.28		1,654,633	(2)

(1)	Includes 536,746 shares subject to restricted stock rights/units. This amount includes the portion of Mr. Harl’s 2011 and 2012 long-term cash incentive awards payable in stock and the earned portion of the other executive officers’ performance-based RSUs, all of which are conditioned upon continued service, as well as any service-based restricted stock rights/units. The weighted average exercise price does not take these rights/units into account.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 1,423,804 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 230,829 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. The role of the Willbros Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2012 with management and PricewaterhouseCoopers. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

The Audit Committee has also discussed with our internal auditors and PricewaterhouseCoopers, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

S. Miller Williams (Chairman)

Edward J. DiPaolo

Daniel E. Lonergan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 (as amended, the “Stockholder Agreement”). The Stockholder Agreement (i) establishes certain restrictions on transfer and resale with respect to any shares of our common stock to be beneficially owned by the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) that agree to be bound by the provisions and entitled to the rights of the Stockholder Agreement and (ii) provides for certain corporate governance and registration rights.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor will be entitled to designate two Investor Designees as long as the Investor Group beneficially owns all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least 10 percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each of the Investor Designees.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group is entitled to designate one Investor Designee, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, transfer restrictions apply to the Investor Group until it no longer beneficially owns 5 percent or more of the then-outstanding shares of our common stock. Currently, the Investor Group may freely sell any of their shares, provided that, except as otherwise provided in the Stockholder Agreement, the Investor Group may not sell, in one transaction or a series of related private transactions, more than 4.99 percent of the then-outstanding shares of our common stock to any one person or group, or any shares to any person or group known to own 5 percent or more of the then-outstanding shares of our common stock (except in multiple open market transactions).

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”). The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with Related Persons

Daniel E. Lonergan, a current director of the Company, is an officer, but not an employee, of TPF II ETG. TPF II, L.P., a private equity fund, is the parent entity of TPF II ETG. We refer to TPF II, L.P., TPF II ETG and any other entity in the consolidated group with them as the “TPF II Consolidated Group.” We performed services, including midstream natural gas construction services, for the TPF II Consolidated Group for which we received approximately $4.1 million in payments during fiscal 2012, and we continue to perform services for the TPF II Consolidated Group in fiscal 2013. The Audit Committee, with Mr. Lonergan abstaining, has ratified the transactions with the TPF II Consolidated Group in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Charles W. Jenkins III served as Senior Vice President and Chief Operating Officer of Oncor Electric Delivery Company LLC until his retirement in March 2012 and prior to his appointment as a member of the Company’s Board of Directors in July 2012. Mr. Jenkins also owns less than 1 percent of the outstanding equity interests in Oncor. We performed services, including transmission construction and maintenance services, and distribution construction and maintenance services, for which we received approximately $315.5 million in payments during fiscal 2012, and we continue to perform services for Oncor in 2013. The Audit Committee, with Mr. Jenkins abstaining, has ratified the transactions with Oncor in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2012.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2012, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that (i) each of Michael J. Giarratano and Geoffrey C. Stanford filed one late report each covering one transaction, and (ii) Jerrit M. Coward filed two late reports each covering one transaction.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Proposals of Stockholders

Proposals of stockholders intended to be presented at our 2014 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received at our principal executive offices, Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 17, 2013, to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.

In accordance with our Bylaws, in order to nominate a candidate for election as a director or properly bring other business before the 2014 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 21, 2014, and no later than February 20, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2013:

Stockholders may view this proxy statement, our form of proxy and our 2012 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Lori Pinder
Corporate Secretary

April 16, 2013

Houston, Texas

EXHIBIT A

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

..

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Central Time, on May 20, 2013.

Vote by Internet • Go to www.investorvote.com/WG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01- John T. McNabb, II	☐	☐	☐	02 - Robert L. Sluder	☐	☐	☐	03 - S. Miller Williams	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	3. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor for the Company for 2013.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 UPX	+

                                         01LOOB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Willbros Group, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders to be held May 21, 2013

The undersigned hereby appoints Van A. Welch and Michael W. Collier, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on May 21, 2013, at 8:30 a.m., local time, at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)